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Exhibit 99.3

October 3, 2008

EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017
Attention: Corporate Group

Ladies and Gentlemen:

        DIRECTV Holdings LLC, a Delaware limited liability company (the "Company"), DIRECTV Financing Co., Inc., a Delaware corporation (the "Co-Issuer"), and DIRECTV Enterprises, LLC, DIRECTV Customer Services, Inc., DIRECTV Merchandising, Inc., DIRECTV Operations, LLC, DIRECTV, Inc., DIRECTV Home Services LLC, DIRECTV Programming Holdings I, Inc., DIRECTV Programming Holdings II, Inc. and LABC Productions, LLC. (the "Guarantors" and together with the Company and the Co-Issuer, the "Issuers") propose to make an offer (the "Exchange Offer") to exchange all of outstanding 7 5/8% Senior Notes Due 2016 (the "Original Notes") for its 7 5/8% Senior Notes Due 2016 (the "Registered Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated October 7, 2008 (the "Prospectus"), proposed to be distributed to all record holders of the Original Notes. The Original Notes and the Registered Notes are collectively referred to herein as the "Securities."

        The Company hereby appoints The Bank of New York Mellon Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York Mellon Trust Company, N.A.

        The Exchange Offer is expected to be commenced by the Company on or about October 7, 2008. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Original Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Original Notes tendered in connection therewith.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on November 5, 2008, or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

        The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Original Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer—Conditions." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

          2.     You will establish a book-entry account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the

  Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3.     You are to examine each of the Letters of Transmittal and certificates for Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Original Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

          4.     With the approval of the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Treasurer, the Controller or any Vice President of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.

          5.     Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering," and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 5, Original Notes which the Chief Executive Officer, the President, the Chief Financial Officer, the General Counsel, the Treasurer, the Controller or any Vice President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

          6.     You shall advise the Company with respect to any Original Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.

          7.     You shall accept tenders:

            (a)   in cases where the Original Notes are registered in two or more names only if signed by all named holders;

            (b)   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

            (c)   from persons other than the registered holder of Original Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the registrar for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8.     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Original Notes properly tendered and you, on behalf of the Company, will exchange such Original Notes for Registered Notes and cause such Original

  Notes to be cancelled. Delivery of Registered Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of Registered Notes for each $1,000 principal amount of the corresponding series of Original Notes tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of said Original Notes by the Company; provided, however, that in all cases, Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Original Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Registered Notes only in denominations of $1,000 or any integral multiple thereof.

          9.     Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

          10.   The Company shall not be required to exchange any Original Notes tendered if any of the conditions set forth in the Exchange Offer is not met. Notice of any decision by the Company not to exchange any Original Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

          11.   If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer—Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12.   All certificates for reissued Original Notes, unaccepted Original Notes or for Registered Notes shall be forwarded by first-class mail.

          13.   You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14.   As Exchange Agent hereunder you:

            (a)   shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Company or any third party for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to loss of profit), arising in connection with this Agreement irrespective of whether you have been advised of the likelihood of such loss or damage and regardless of the form of action;

            (b)   shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;

            (c)   will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

            (d)   shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

            (e)   may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

            (f)    may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

            (g)   may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

            (h)   may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

            (i)    shall in no event be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond your reasonable control, including without limitation, strikes, work stoppages, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; provided, however, that you could not, after using all reasonable efforts (which will not require you to incur a loss, other than immaterial, incidental expenses) overcome such failure or delay in the performance; and

            (j)    shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes.

          15.   You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Hilary Hatch.

          16.   You shall advise by e-mail transmission Hilary Hatch, the Assistant General Counsel of the Company (at hjhatch@directv.com), Erika Weinberg, outside counsel for the Company (at erika.weinberg@weil.com), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Original Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable the Company to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and deliver said list to the Company.

          17.   Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

          18.   For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

          19.   You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

          20.   The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss or liability and cost or expense, including reasonable attorneys' fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Original Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Original Notes. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

          21.   You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

          22.   You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          23.   This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          24.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

          25.   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          26.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          27.   Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

    If to the Issuers, at the address as follows:

        DIRECTV Holdings LLC
        2230 East Imperial Highway
        El Segundo, California 90245

        Facsimile: (310) 964-0838
        Attention: Larry D. Hunter, Executive Vice President, General Counsel and Secretary

      with copies to:

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, New York 10153
        Facsimile: (212) 310-8007
        Attention: Michael E. Lubowitz, Esq.
        Erika L. Weinberg, Esq.

    If to the Exchange Agent:

        The Bank of New York Mellon Trust Company, N.A.
        700 South Flower St., Suite 500
        Los Angeles, California 90017
        Attention: Corporate Group

          28.   Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

          29.   This Agreement shall be binding and effective as of the date hereof.

[SIGNATURE PAGE TO EXCHANGE AGENT AGREEMENT]

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

DIRECTV HOLDINGS LLC
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Executive Vice President and General Counsel
DIRECTV FINANCING CO., INC.
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Executive Vice President and General Counsel

Accepted as of the date first above written:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Exchange Agent
By:	/s/ MELONEE YOUNG Name: Melonee Young Title: Vice President

 SCHEDULE I
COMPENSATION OF EXCHANGE AGENT:

$7,500 PLUS $1,000 PER EXTENSION OF OFFER
PLUS OUT-OF POCKET EXPENSES, INCLUDING, WITHOUT
LIMITATION, REASONABLE LEGAL FEES AND EXPENSES.

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  Exhibit 99.3
EXCHANGE AGENT AGREEMENT
SCHEDULE I COMPENSATION OF EXCHANGE AGENT: $7,500 PLUS $1,000 PER EXTENSION OF OFFER PLUS OUT-OF POCKET EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL FEES AND EXPENSES.